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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                       AMENDMENT NO. 3 TO SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
                     (PURSUANT TO SECTION 13(E) (1) OF THE
                       SECURITIES EXCHANGE ACT OF 1934)

                                USX CORPORATION
                               (NAME OF ISSUER)

                                USX CORPORATION
                     (NAME OF PERSON(S) FILING STATEMENT)

                 6.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                              (WITHOUT PAR VALUE)
                        (TITLE OF CLASS OF SECURITIES)

                                  902905 81 9
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                DAN D. SANDMAN
                         GENERAL COUNSEL AND SECRETARY
                                USX CORPORATION
                               600 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15219-4776
                                1-412-433-1117

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE NOTICES
          AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)
                                MARCH 31, 1997
    (DATE TENDER OFFER FIRST PUBLISHED, SENT OR GIVEN TO SECURITY HOLDERS)

                           CALCULATION OF FILING FEE

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          TRANSACTION VALUATION*                AMOUNT OF FILING FEE
--------------------------------------------------------------------------------
               $296,073,000                             $59,215
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

* For purposes of calculating the filing fee pursuant to Rule 0-11(a)(4) of the Securities Exchange Act of 1934, as amended, the average of the high and low prices in the consolidated reporting system on March 20, 1997 was $44.19. The number of shares for which tender is being made is 6,700,000.
[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:       $90,095
Form or Registration No.:     S-4 (File No. 333-23291 and 23291-01)
Filing Party:                 USX Corporation and USX Capital Trust I
Date Filed:                   March 14, 1997
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     This Issuer Tender Offer Statement (the "Statement") is being filed with the Securities and Exchange Commission (the "Commission") by USX Corporation ("USX") in connection with the filing under the Securities Act of 1933, as amended, of a registration statement on Form S-4, File No. 333-23291, (as amended, the "Registration Statement") regarding an exchange offer (the "Exchange Offer") to holders of its 6.50% Cumulative Convertible Preferred Stock, without par value (the "6.50% Preferred"). A copy of the Prospectus, (the "Prospectus"), contained in the Registration Statement which became effective March 27, 1997 is incorporated herein by reference as Exhibit (a)1. Pursuant to General Instruction B to Schedule 13E-4, certain information contained in the Prospectus is hereby incorporated by reference in answer to items of this Statement.

     The purpose of this amendment is to report under Item 8(f) the results of the Exchange Offer which terminated at midnight on May 15, 1997.

ITEM 1.   SECURITY AND ISSUER.

     No change to information previously filed.

ITEM 2.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     No change to information previously filed.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

     No change to information previously filed.

ITEM 4.   INTEREST IN SECURITIES OF THE ISSUER.

     No change to information previously filed.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

     No change to information previously filed.

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ITEM 6.  PERSON RETAINED, EMPLOYED OR TO BE COMPENSATED.

     No change to information previously filed.

ITEM 7.   FINANCIAL INFORMATION.

     No change to information previously filed.


ITEM 8.   ADDITIONAL INFORMATION.

     The information previously filed in response to this Item remains unchanged.

     The following is in addition to the information previously filed:

 (f) The Exchange Offer terminated at midnight May 15, 1997. The total number of shares of 6.50% Preferred properly tendered and accepted was 3,937,163, an equivalent number of shares of the 6.75% Preferred have been issued in exchange for such shares.


ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

     The information previously filed in response this Item remains unchanged.


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                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 22, 1997
                                                USX CORPORATION


                                                By:  /s/ Gretchen R. Haggerty
                                                    ____________________________
                                                         Gretchen R. Haggerty
                                                     Vice President & Treasurer

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                               INDEX TO EXHIBITS


EXHIBIT                           DESCRIPTION
-------                           -----------

(a) 1 Prospectus, included in Registration Statement filed March 14, 1997 (incorporated by reference to the Registration Statement*).

     2  Form of Newspaper Announcement (incorporated by reference to Exhibit
        99.5 to the Registration Statement*).

     3 Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registration Statement*).

     4  Form of Notice of Guaranteed Delivery (incorporated by reference to
        Exhibit 99.2 to the Registration Statement*).

     5 Form of Letter of Registered Holders and Depository Trust Participants (incorporated by reference to Exhibit 99.3 to the Registration Statement*).

     6 Form of Letter to Clients (incorporated by reference to Exhibit 99.4 to the Registration Statement*).

     7 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated by reference to Exhibit 99.5 to the Registration Statement*).

     8  Press Release dated April 29, 1997.**

     9  Press Release dated May 13, 1997.**

(b) 1 Form of Multiple Series Indenture, between USX Corporation and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.3 to the Registration Statement*).

     2 Form of First Supplemental Indenture, between USX Corporation and The Bank of New York, as trustee, including form of 6.75% Convertible Junior Subordinated Debenture (incorporated by reference to Exhibit 4.4 to the Registration Statement*).

     3 Form of Preferred Securities Guarantee Agreement (incorporated by reference to Exhibit 4.7 to the Registration Statement*).

(c)     None

(d) Tax Opinion of Miller & Chevalier, Chartered (incorporated by reference to Exhibit 8.1 to the Registration Statement*).

(e)     See (a)1 above.

(f)     None


  * Registration Statement on Form S-4 (File No. 333-23291 and 23291-01). ** Previously filed.